Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of GSI Technology, Inc. dated as of April 8, 2026 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Galloway Capital Partners, LLC

By:	/s/ Bruce Galloway
Name: Bruce Galloway
Title: Managing Member

Galloway Capital, LP
By:	/s/ Bruce Galloway
Bruce Galloway

By:	/s/ Bruce Galloway
Bruce Galloway

Schedule 1

Purchases by the Reporting Persons

2-18-2026	66,000	.58
2-20-2026	90,000	.64
2-25-2026	111,500	66
3-5-2026	44,000	64
3-20-2026	146,000	54
3-25-2026	52,000	62
3-27-2026	115,000	68
3-31-2026	48,000	74
4-2-2026	82,300	75
4-6-2026	95,500	745